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Exhibit 3.12

Company number
3870678

THE COMPANIES ACT 1985

A PRIVATE COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

VANTICO HOLDING LIMITED
(Incorporating all amendments to 30th June 2003)

1.
The Company's name is "Vantico Holding Limited".(1)

(1)
The Company was incorporated under the name "Alnery No. 1926 Limited" and adopted its present name on 1st June 2000.

2.
The Company's registered office is to be situated in England and Wales.

3.
The Company's objects are:

(1)
to acquire and hold any kind of interest in, or to provide any form of capital for, any person or undertaking of any kind, to carry on business as a holding and investment company and to co-ordinate and manage the activities of, and to provide finance, services and facilities to, any person or undertaking controlled directly or indirectly by the Company or in which the Company is interested, whether as a shareholder or otherwise and whether directly or indirectly;(2)

(2)
This paragraph was added by special resolution dated 9th February, 2000.

(2)
to carry on business as a general commercial company;

(3)
to carry on any trade or business whatsoever;

(4)
to do all such things as are, in the opinion of the directors, incidental or conducive to the carrying on of any trade or business by it;

(5)
to do all such things as the directors consider to be desirable or for the benefit of the Company;

(6)
to borrow or raise money by any method and to obtain any form of credit or finance;

(7)
to secure the payment of any moneys, the discharge of any liabilities and the observance or performance of any kind of obligations by the Company by any charge over the whole or any part of the undertaking or assets of the Company;

(8)
to guarantee in any manner, or to enter into any indemnity or other arrangement in relation to, the discharge of any liabilities or the observance or performance of any kind of obligations of any person and to secure any such guarantee, indemnity or arrangement or the discharge of any liabilities or the performance of any such obligations by any charge over the whole or any part of the undertaking or assets of the Company;

(9)
to give any financial assistance that may lawfully be given in connection with the acquisition of shares in the Company or any other company;

(10)
to dispose of all or any part of the undertaking, assets and liabilities of the Company;

(11)
to provide or arrange for pensions, lump sum payments, gratuities, life, health, accident and other insurances and other benefits (pecuniary or otherwise) of every kind to or for the benefit of any individuals who are or have been directors of, or employed by, or who provide or have provided services to or for, the Company or any body corporate which is or has been a subsidiary, holding company or fellow subsidiary of the Company or otherwise connected with the Company or the predecessors in business of the Company or of any such subsidiary, holding or fellow subsidiary or connected company and to or for the benefit of the present or former spouses, children and other relatives and dependants of such individuals and others who have or formerly had with any such individuals any relationship of such a kind as the directors may approve; and for those purposes to establish or participate in any fund or scheme, to effect or contribute to any form of insurance and to enter into any other arrangements of any kind which the directors may approve;

  (12)
  to support and subscribe to any institution or association which may be for the benefit of the Company or its directors or employees or connected with any town or place where the Company carries on business, to support and subscribe to any charitable or public object whatsoever and to make donations to bodies, associations or causes with political objects;

  (13)
  to act as trustee, personal representative, director or agent of any kind and for any purpose;

  (14)
  to exercise any power of the Company for any consideration of any kind or for no consideration;

        and it is declared that:

  (a)
  this clause shall be interpreted in the widest and most general manner and without regard to the eiusdem generis rule or any other restrictive principle of interpretation;

  (b)
  each of the above subclauses shall, unless it expressly provides to the contrary, be deemed to set out a separate, distinct and independent object of the Company and not a power ancillary or incidental to the objects set out in any other subclause;

  (c)
  subclauses (2) to (13) are without prejudice to the generality of the objects and powers conferred by subclause (1) and no subclause shall be in any way limited or restricted by reference to or inference from any other subclause;

  (d)
  in this clause:

  (i)
  "assets" includes property, rights and interests of every description, whether present or future, actual or contingent and wherever situate and, in the case of the Company, its uncalled capital;

  (ii)
  "charge" includes any mortgage, pledge, lien or other form of security;

  (iii)
  "dispose of", in relation to an asset, includes selling or transferring it or surrendering or extinguishing it, and also creating or granting it or any interest or right out of or in respect of it;

  (iv)
  "liabilities" includes debts and obligations of every description, whether present or future, actual or contingent; and

  (v)
  "person" includes any partnership or other body of persons, whether corporate or unincorporate, and any country, territory, public authority and international organization.

4.
The liability of each member is limited.

5.
The Company's share capital is £ 100 divided into 100 shares of £1 each.(3)

(3)
The capital of the Company has been increased as follows:

(a)
by an ordinary resolution passed by way of written resolution on 29th May, 2000 the capital was increased to £35,410,654 by the creation 35,410,554 ordinary shares of £1 each,

(b)
by an ordinary resolution passed by way of written resolution on 30th June, 2003 the capital was increased to £92,510,654 by creation of 57,100,000 ordinary shares of £1 each.

        I, the subscriber to this memorandum of association, wish to form a company pursuant to this memorandum; and I agree to take the number of shares shown opposite my name.

Name and address of subscriber	Number of shares taken by subscriber
Alnery Incorporations No. 1 Limited 9 Cheapside London EC2V 6AD	1
D.W. STEWART
D.W. Stewart for and on behalf of Alnery Incorporations No. 1 Limited

Total shares taken	1

Dated: 9th February, 2000

Witness to the above signature:

C.A.J. MORRIS

C.A.J. Morris
9 Cheapside
London EC2V 6AD

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MEMORANDUM OF ASSOCIATION OF VANTICO HOLDING LIMITED (Incorporating all amendments to 30th June 2003)